Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 25, 2013

to the

JUNIOR SUBORDINATED INDENTURE

Dated as of December 21, 2005

Between

INTERNATIONAL LEASE FINANCE CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

This SECOND SUPPLEMENTAL INDENTURE, dated as of July 25, 2013 (this “Supplemental Indenture”) between International Lease Finance Corporation, a corporation duly organized and existing under the laws of the State of California (herein called the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (herein called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered a junior subordinated indenture, dated as of December 21, 2005 (the “Indenture”), providing for the issuance of the Company’s junior subordinated debentures;

WHEREAS, the Company issued that certain 6.25% Junior Subordinated Debenture due 2065 on December 21, 2005, in the amount of $400,000,000 (the “Existing Debenture”) under the Indenture;

WHEREAS, legal title to the Existing Debenture is currently held by The Bank of New York Mellon, as Property Trustee (the “Property Trustee”) for ILFC E-Capital Trust II (the “Trust”), for the benefit of the holders of the Enhanced Capital Advantaged Preferred Securities (“ECAPS”) issued by the Trust;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee can amend certain provisions in the Existing Debenture with the consent of the holders of not less than a majority in aggregate liquidation amount of the ECAPS and the consent of the Property Trustee, as the sole holder of the Existing Debenture, subject to certain requirements;

WHEREAS, the Company has obtained the consent of the holders of not less than a majority in aggregate liquidation amount of the ECAPS and the consent of the Property Trustee and the Company wishes to modify certain financial tests contained in the Existing Debenture in accordance with Section 9.02 of the Indenture;

WHEREAS, all conditions precedent provided for in the Indenture with respect to the execution of this Supplemental Indenture have been complied with; and

WHEREAS, the Company has requested the Trustee to execute this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Trustee agree as follows:

1.              Definitions.  All capitalized terms used herein and not defined shall have the meanings set forth in the Indenture.

2.              Amendments to Existing Debenture and New Debenture.  The Existing Debenture shall be replaced by a new debenture (the “New Debenture”), a form of which is attached hereto as Exhibit A, which shall be identical to the Existing Debenture in all respects except for the following amendments:

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a)             The definitions of “Tangible Equity Amount” and “Adjusted Earnings Before Interest and Taxes” on pages 11 and 12 of the Existing Debenture shall be deleted in their entirety and replaced by the following definitions in the New Debenture:

•                  “‘Total Equity Amount’ means, as of any fiscal quarter end, the Company’s total stockholders’ equity, as reflected on the Company’s consolidated balance sheet as of such fiscal quarter end; and”

•                  “‘Adjusted EBITDA’ means earnings, as of any fiscal quarter end, excluding (1) income taxes, (2) interest expense, (3) extraordinary items, (4) all impairment charges, including, but not limited to, impairment of flight equipment held for use and fair value adjustments on flight equipment sold or to be disposed, (5) amounts related to discontinued operations, (6) loss on extinguishment of debt, (7) depreciation and (8) amortization; and”

b)             The term “Tangible Equity Amount” in the Existing Debenture shall be replaced with “Total Equity Amount” in the New Debenture wherever “Tangible Equity Amount” appears and the term “Adjusted Earnings Before Interest and Taxes” in the Existing Debenture shall be replaced with “Adjusted EBITDA” in the New Debenture wherever “Adjusted Earnings Before Interest and Taxes” appears.

3.              Ratification.  Except as hereby expressly amended, the Indenture and the Existing Debenture are in all respects ratified and confirmed and all the terms, provisions and conditions contained in each, including without limitation the Trustee’s right to be indemnified as provided by the terms of the Indenture, shall be and remain in full force and effect.

4.              Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act or which is automatically deemed included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or automatically included provision shall control.

5.              Separability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.              Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

7.              Benefits of this Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Supplemental Indenture and their successors hereunder and the Trust, Property Trustee and holders of the ECAPS, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

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8.              Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

9.              Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles (except Sections 5-1401 and 5-1402 of the New York General Obligations Law).

10.       Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

11.       Trustee’s Disclaimer.  The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

INTERNATIONAL LEASE FINANCE CORPORATION

		By:	/s/ Elias Habayeb
		Name:	Elias Habayeb
		Title:	Senior Vice President and Chief
Financial Officer

Attest:

By:	/s/ Pamela S. Hendry
Name:	Pamela S. Hendry
Title:	Senior Vice President, Treasurer and
Assistant Secretary

SECOND SUPPLEMENTAL INDENTURE

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Deirdra N. Ross
Name:	Deirdra N. Ross
Title:	Vice President

SECOND SUPPLEMENTAL INDENTURE

EXHIBIT A

[Form of New Debenture]

SECOND SUPPLEMENTAL INDENTURE